Exhibit 5.1

Haoxi Health Technology Limited	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/504385.00002

13 July 2026

Dear Sirs

Haoxi Health Technology Limited (the Company)

We have acted as the Cayman Islands counsel to the Company in connection with the Company’s prospectus supplement (the Prospectus Supplement) filed with the United States Securities and Exchange Commission (the Commission) on or about the date hereof pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the Act), forming part of the registration statement on Form F-3 (File No. 333-287686) which was filed with the Commission on 30 May 2025 and declared effective on 13 June 2025, including all amendments or supplements thereto (the Registration Statement).

The Prospectus Supplement relates to the Company’s issuance and sale of (i) 300,000 class A ordinary shares (the Class A Shares) of US$0.32 par value each of the Company (the Shares) and (ii) 9,700,000 pre-funded warrants (the Warrants) to purchase up to 9,700,000 Class A Shares (the Warrant Shares, together with the Shares, the Offer Shares) to certain investors (the Investors) as set out in the Registration statement and in accordance with the terms of a securities purchase agreement entered into by and between the Company and the Investors (the Securities Purchase Agreement).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 5 August 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the eighth amended and restated memorandum and articles of association of the Company adopted by special resolutions passed on 2 June 2026 (the Memorandum and Articles, respectively);

(c)	a certificate of good standing dated 12 May 2026 issued by the Registrar in respect of the Company (the Good Standing Certificate);

(d)	the certificate of incumbency in respect of the Company dated 28 April 2026 issued by the registered agent of the Company (the Certificate of Incumbency);

(e)	a certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate);

(f)	the written resolutions of the board of directors of the Company dated 28 May 2025 and 10 July 2026 (together, the Board Resolutions);

(g)	the Securities Purchase Agreement;

(h)	the Warrants;

(i)	the placement agency agreement between Univest Securities, LLC and the Company (Placement Agency Agreement);

(items (g) to (i), collectively referred to as the Documents)

(j)	the Prospectus Supplement and the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Certificate of Incumbency and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the documents provided are true and correct copies, and where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked;

(f)	each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws, and each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands);

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transaction and no director has a financial interest in or other relationship to a party of the transactions contemplated by each Document which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(a)	the Company will issue the Offer Shares in furtherance of its objects as set out in its Memorandum;

(b)	the Offer Shares shall be issued at an issue price in excess of the par value thereof;

(c)	the form and terms of any and all Offer Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands;

(d)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Offer Shares and none of the Offer Shares have been offered or issued to residents of the Cayman Islands;

(e)	all necessary corporate action will be taken to authorize and approve any issuance of Offer Shares and the terms of the offering of such Offer Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(f)	upon the issue of any Offer Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(g)	the Documents will be duly executed in substantially the same form as reviewed by us by the Company’s duly authorised signatory for and on behalf of the Company in accordance with the Board Resolutions and will be duly executed and unconditionally delivered by other respective parties thereto in accordance with all relevant laws, on or prior to the issuance of the Offer Shares and the Warrants, and that such execution and delivery and the performance of the obligations contained therein will be within the capacity and powers of, and will be legal, valid, binding and enforceable against, all relevant parties in accordance with their terms under all relevant laws;

(h)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Offer Shares, and the due execution and delivery thereof by each party thereto;

(i)	no monies paid to or for the account of any party under the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively);

(j)	the Company is, and after the allotment (where applicable) and issuance of any Offer Shares will be, able to pay its liabilities as they fall due; and

(k)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Authorized Share capital

(b)	The authorised share capital of the Company is US$35,200,000,000,000 divided into (i) 100,000,000,000,000 Class A ordinary shares of US$0.32 par value each and (ii) 10,000,000,000,000 Class B ordinary shares of US$0.32 par value each.

Valid Issuance of Offer Shares

(c)	The Shares to be issued pursuant to the Securities Purchase Agreement have been duly authorised by board of directors of the Company for issue and when:

(i)	the Company has duly executed the Securities Purchase Agreement in accordance with the Board Resolutions;

(ii)	all provisions of the Memorandum and Articles, the Securities Purchase Agreement and the Board Resolutions have been satisfied;

(iii)	full payment of consideration as specified in the Securities Purchase Agreement (being not be less than the par value per Share) has been received by the Company; and

(iv)	such issuance of Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)	The Warrant Shares to be issued pursuant to the Warrants have been duly authorised for issuance, and when:

(i)	issued by the Company upon due exercise of the Warrants in accordance with the terms thereof, the Registration Statement, the provisions of the memorandum and articles of association of the Company then in effect and the Board Resolutions, and once consideration as stated in the relevant Documents, which shall not be less than the par value per Warrant Share, is paid; and

(ii)	such issuance of Warrant Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents reviewed (or as to how the commercial terms of such Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and Registration Statement and to the reference to our firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities” of the Prospectus Supplement and Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement and Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Offer Shares while the Prospectus Supplement and Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier